(LOGO)
                                                P.B.P. Bevan
                                                Group General Counsel
                                                BP Legal

                                                BP p.l.c.
                                                Britannic House,
                                                1 Finsbury Circus,
                                                London EC2M 7BA

                                                Switchboard:  020-7496 4000
                                                Central Fax:  020-7496-4630
                                                Telex:  888811

                                                Direct Line:  020-7496 4013
                                                Direct Fax:  020-7496 4592



                                                          EXHIBIT 5(a) and 23(b)

                                        July 31, 2001

The Directors,
BP p.l.c.,
Britannic House,
1 Finsbury Circus,
London EC2M 7BA.

Dear Sirs:

Registration Statement on Form S-8 (the "Registration Statement")

1. This opinion is given in connection with the registration under the United States Securities Act of 1933, as amended, of US $110,000,000 of deferred compensation obligations (the "Deferred Compensation Obligations") of BP p.l.c., an English public limited company formerly named BP Amoco p.l.c. (the "Company"), to be offered under the BP Deferred Compensation Plan (the "Plan").

2. This opinion is limited to English law as applied by the English courts and is given on the basis that it will be governed by and be construed in accordance with English law.

3. I have examined and relied on copies of such corporate records and other documents, including the Registration Statement, reviewed the corporate proceedings in connection with adoption and amendment of the Plan, and reviewed such matters of law as I have deemed necessary or appropriate for the purpose of this opinion.

4. On the basis of, and subject to, the foregoing and having regard to such considerations of English law in force at the date of this letter as I consider relevant, I am of the opinion that the Deferred Compensation Obligations have been duly authorized for issuance and, when the Deferred Compensation Obligations are issued by the Company pursuant to the terms of the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plan, except as enforceability (i) may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                        Yours faithfully,

                                        /s/ Peter B. Pugh Bevan
                                        P.B.P. Bevan